Exhibit 10.19

AMENDMENT NUMBER ONE

TO THE ECLIPSYS CORPORATION

2008 OMNIBUS INCENTIVE PLAN

WHEREAS, Eclipsys Corporation (“Eclipsys”) has established the Eclipsys Corporation 2008 Omnibus Incentive Plan (the “Plan”);

WHEREAS, Eclipsys, Allscripts-Misys Healthcare Solutions, Inc. (“Allscripts”) and Arsenal Merger Corporation have entered into an Agreement and Plan of Merger dated June 9, 2010 (the “Merger Agreement”) under which Eclipsys will merge with and into a wholly owned subsidiary of Allscripts (the “Transaction”);

WHEREAS, the Board of Directors of Eclipsys has the authority under Section 12.1 of the Plan to amend the Plan; and

WHEREAS, the Board desires to amend the Plan to provide that the Compensation Committee of the Board of Directors of Allscripts will administer the Plan effective on and after the effective time of the Transaction (the “Transaction Date”).

NOW, THEREFORE, pursuant to the power of amendment set forth in the Plan, the Plan is hereby amended as follows effective on and after the Transaction Date:

1. By amending Section 2.3 to read as follows:

“2.3. “Board” shall mean the Board of Directors of Allscripts-Misys Healthcare Solutions, Inc.”

2. By amending the first sentence of Section 2.5 to read as follows:

“2.5. “Committee” shall mean the Compensation Committee of the Board of Directors of Allscripts-Misys Healthcare Solutions, Inc. (or a subcommittee or subcommittee of the Board of Directors of Allscripts-Misys Healthcare Solutions, Inc. appointed by that board from among its members).”

3. By amending Section 13.1 to add the following new sentence to the end thereof:

“To the extent an outstanding Award Document requires Company action for the amendment of such award, the Board or Committee shall act on behalf of the Company.”

4. Except as hereinabove amended and modified, the Plan shall remain in full force and effect.